    WORLD MONITOR TRUST--
    SERIES A
    MONTHLY REPORT/
    JUNE 26, 1998

         WORLD MONITOR TRUST--SERIES A
--------------------------------------------------------------------------------
Dear Limited Partner:

We are pleased to welcome you as an investor in World Monitor Trust--Series A (the 'Trust') which commenced trading on June 10, 1998. As an investor in the Trust, you will receive a Monthly Report containing financial information monthly and market commentary quarterly.

Enclosed is the Trust's report for the period from June 10, 1998 to June 26, 1998. The net asset value of an interest as of June 26, 1998 was $98.90, a decrease of 1.10% from the Trust's initial $100 value.

June trading resulted in losses in all sectors traded. These sectors included grain, index, energy and currency sectors.

Grain sector positions, particularly in corn, lost value due, in part, to price volatility caused by changing weather conditions. In the index sector, the Trust incurred losses in the German DAX as that index gained on the month.
Heating oil positions in the energy sector declined in value as the prices dropped on indications of oversupply. In the currency sector, positions in the British pound lost as its value rose versus the U.S. dollar as investors used the pound as a safe haven from the deutsche mark. The Trust lost value in the Canadian dollar as well.

The estimated net asset value per interest as of July 20, 1998 was $98.61. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          Thomas M. Lane, Jr.
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
--------------------------------------------------
For the period from June 10, 1998 (inception of
  trading) to June 26, 1998
Revenues:
Realized loss on commodity
  transactions.........................   $(40,404)
Change in unrealized commodity
  positions............................    (23,896)
Interest income........................     16,515
                                          --------
                                           (47,785)
                                          --------
Expenses:
Commissions............................     23,279
Management fee.........................      6,002
                                          --------
                                            29,281
                                          --------
Net loss...............................   $(77,066)
                                          --------
                                          --------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from June 10, 1998 (inception of
  trading) to June 26, 1998
                                              Per
                                 Total      Interest
                               ----------   -------
Initial contributions (10
  interests).................  $    1,000   $100.00
Additional contributions.....   7,092,977
Net loss.....................     (77,066)
                               ----------
Net asset value at end of
  month (70,948.211
  interests).................  $7,016,911     98.90
                               ----------
                               ----------
                                            -------
Change in net asset
  value per interest.....................   $ (1.10)
                                            -------
                                            -------
Percentage change........................     (1.10)%
                                            -------
                                            -------

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I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series A is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                             by: Barbara J. Brooks
                                   Treasurer